PURCHASE AGREEMENT

    CHAMPPS AT 11075 INTERSTATE HWY 10 W., SAN ANTONIO, TEXAS


This AGREEMENT, entered into effective as of the 6 of August, 2007.

l. PARTIES. Seller is AEI Income & Growth Fund XXI Limited Partnership, a Minnesota limited partnership which owns an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Property"), commonly known as 11075 Interstate Hwy 10 W., San Antonio, Texas. Buyer is Champps Operating Corporation, a Minnesota corporation, the parent of the current lessee of the property, Champps Entertainment of Texas, Inc ("Lessee") or its assigns. Seller wishes to sell and Buyer wishes to buy the Property.

2.  PROPERTY. The Property to be sold to Buyer, or its  assignee, in this transaction consists of an undivided 100% interest in the
Property.    Seller  owns  no  interest  in  any  personalty   in
connection with the Property.

3. PURCHASE PRICE. The purchase price for this Property is $3,150,100.00 all cash.

4. TERMS. The purchase price for the Property will be paid by Buyer as follows:

    (a) When this agreement is executed, Buyer will pay $5,100.00 to Seller (which shall be deposited into escrow according to the terms hereof) (the "First Payment"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed. One Hundred Dollars of the First Payment shall be considered non-refundable, binding Option Consideration as required under Texas law.

    (b) Buyer will deposit the balance of the purchase price, $3,145,000.00 (the Second Payment") into escrow in sufficient time to allow escrow to close on the closing date.

5. CLOSING DATE. Escrow shall close on or before August 30, 2007. Without limitation of any other provisions contained herein, Buyer may extend the Closing date for up to two 30 day periods (not to exceed sixty (60) days by notice or notices to the Seller) provided however, as a condition to being granted the first thirty day extension, Buyer will be required to make a non-refundable deposit, into escrow according to the terms hereof, in the amount of Five Thousand Dollars ($5,000.00), and as a condition to being granted the second thirty day extension, Buyer will be required to make an additional non-refundable deposit, into escrow according to the terms hereof, in the amount of Ten Thousand Dollars ($10,000.00).

6. DUE DILIGENCE. Buyer or Lessee has been in continuous possession and control of the property since March 14, 1997, and as such, has had ample opportunity to conduct such due diligence on the Property as it deems appropriate.

     Buyer shall order at its own expense such title, survey, and any other due diligence information as Buyer shall deem necessary. Buyer may only object to those matters of title or survey encumbering the Property and caused by Seller without Buyer's or Lessee's knowledge and written consent.

7. ESCROW. Escrow shall be opened by Seller and the First Payment deposited in escrow with Heritage Title Company of Austin, Inc, 401 Congress, Suite 1500, Austin Texas 78701. Attn: John P.
Bruce, Senior Vice President-Commercial Escrow (phone 512-505-5012/fax: 512-380-8812).. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties. If there is any conflict between these other instructions and this Agreement, this Agreement will control.

8.   CLOSING  COSTS.   Seller  shall  pay  no  closing  costs  in
connection with the transaction contemplated herein, except its own legal fees. Each party will pay its own attorney's fees and costs to document this transaction.

9.  REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS.

     (a) Because the Property is subject to a triple net lease (as further set forth in paragraph 10(a)(i), the parties acknowledge that there shall be no need for a real estate tax proration.

     (b) All income and all operating expenses including rent from the Property shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned prior to the date of Closing, Buyer shall be responsible for all operating expenses of the Property prior to Closing, and Buyer shall be entitled to all income earned and shall be responsible for all operating expenses of the Property incurred on and after the date of Closing.

     (c)  These provisions shall survive Closing.

10.  SELLER'S REPRESENTATION AND AGREEMENTS.

     (a)  Seller represents and warrants as of this date that:

     (i) Except for the Lease Agreement dated March 14, 1997, in existence between Seller (as Lessor) and Champps Entertainment or Texas, Inc. (as Tenant or Lessee), (the "Lease"), Seller is not aware of any leases of the Property.

     (ii) It is not aware of any pending litigation or condemnation proceedings against the Property or Seller's interest in the Property.

     (iii) Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the closing date.

     (iv) Seller is not now, nor at the Closing shall Seller be, a non-resident alien or a foreign person, corporation, partnership, trust, estate or entity, in each case within the purview of
          Section 1445 of the Internal Revenue Code. Seller agrees to comply with Section 1445 of the Internal Revenue Code and at the Closing will complete and submit to Buyer such instruments in connection therewith as Buyer and/or the Title Company may require.

     (v) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (vi) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Seller, Seller shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Buyer or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

     (vii) To Seller's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Seller is a party or by which Seller is bound.


     (b) Provided that Buyer performs its obligations when required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Buyer after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld.

11.  DISCLOSURES.

     (a) Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, ventilating, and electrical systems. To the best of Seller's knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (b) Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (c) Seller knows of no facts nor has Seller failed to disclose to Buyer any fact known to Seller which would prevent the Tenant from using and operating the Property after the Closing in the manner in which the Property has been used and operated prior to the date of this Agreement. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (d) Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous
     Materials from or to other property. To the best of Seller's knowledge, without inquiry: the Property is not, and at the time of the Closing shall not have been, used for the generation, storage, transport or disposal of, or contaminated or threatened with contamination from outside sources by, any oil, hazardous waste (as defined in the Resource Conversation and Recovery Act, as amended, 42 U.S.C. Section 6291 et seq.), hazardous substances (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
     Section 9601 et seq.), or hazardous materials (as defined in the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et. seq.) (or as any of the foregoing are defined in any other federal law, in any applicable state or local law or in any regulations adopted pursuant to any of the foregoing statutes or other laws), and the Property has never been used as, nor at the time of the Closing shall the Property ever have been used as, a land fill or dump site. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller's gross negligence or intentional misconduct. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (e) Buyer agrees that it shall be purchasing the Property in its then present condition, as is, where is, and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein or as caused by Seller's gross negligence or intentional misconduct.

     (f) Buyer acknowledges that, its wholly owned subsidiary, Lessee, having been in possession of the Property and such financial information on the Lessee and Guarantors of the Lease as Buyer or its advisors shall require, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer further acknowledges that the information, if any, to be provided by Seller with respect to the Property, to the Lessee, and to the Guarantors of Lease, was obtained from a variety of sources and Seller neither (a) has made independent investigation or verification of such information, or (b) makes any representations as to the accuracy or completeness of such information except as herein set forth. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein in paragraph 11(a) and (b) above and this paragraph 12, Seller makes no Warranty or representation, Express or Implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, tenantability, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property.

     The provisions of (a)-(c) above shall survive the closing for a period of six (6) months. The provisions (d) - (f) above shall survive Closing.

12.  CLOSING.

     (a) Before the closing date, Seller will deposit into escrow an executed special warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, or its assignee, subject to all exceptions of record except those encumbering the Property and caused by Seller without Buyer's or Lessee's knowledge and written consent. On or before the closing date, Seller shall also deposit into escrow and executed Assignment of Lease assigning all of Seller's rights, title and interest in the Lease as Landlord to the Buyer, and the written consent of Lessee and waiver of Lessee's Right of First Refusal as set forth in the Lease.

     (b) On or before the closing date, Buyer will deposit into escrow: the balance of the Purchase Price when required under
       Section 4; any additional funds required of Buyer (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

     (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

13. DEFAULTS. If Buyer defaults, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies heretofore paid by the Buyer. In addition, Seller shall retain all remedies available to Seller at law or in equity. Provided, however, that in no event shall Buyer be liable for any, punitive, consequential or speculative damages arising out of any default by Buyer hereunder.

      If Seller shall default, Buyer may, at its option, in addition to any other remedies provided herein, (1) terminate this agreement and recover all earnest money and other amounts paid hereunder, together with all expenses paid or incurred by Buyer (including reasonable attorneys' fees) in contemplation of Seller's performance hereunder, in which event this agreement will be null and void and without recourse to any party in law or in equity, (2) proceed with this agreement and purchase the Property subject to an abatement in the Purchase Price satisfactory to the parties, or (3) pursue any other legal or equitable remedy, including without limitation, specific performance. Provided, however, that in no event shall Seller be liable for any, punitive, consequential or speculative damages arising out of any default by Seller hereunder.

14.  BUYER'S REPRESENTATIONS AND WARRANTIES.

     a.  Buyer represents and warrants to Seller as follows:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

     (ii) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (iii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

15.  MISCELLANEOUS.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed by September 30, 2007 through no fault of Seller, Seller may either, at its election, extend the closing date or exercise any remedy available to it by law, including terminating this Agreement.

     (c) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

     If to Seller:

          AEI Fund Management XXI, Inc.
          Attention:  Robert P. Johnson and George Rerat
          1300 Wells Fargo Place
          30 East Seventh Street
          St. Paul, MN 55101


     If to Buyer:

          Champps Operating Corporation
          Attention:  Dave Womack and Donna Depoian
          10375 Park Meadows Drive, Suite 560
          Littleton, Colorado  80124-64791

      When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller. Seller has five (5) business days from receipt within which to accept this offer.

      This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Texas.


      IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.


BUYER:    Champps Operating Corporation

          By: /s/ Dave Womack
          Its: CFO





SELLER:   AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP, a
          Minnesota limited partnership
          By:  AEI Fund Management XXI, Inc. , a Minnesota
               corporation

          By: /s/ Robert P Johnson
                  Robert P. Johnson, its President



      (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)




                            Exhibit A

Lot 14, Block 1, New City Block 16841, Huebner Oaks Commons Unit-
   2, in the City of San Antonio, Texas, according to the plat thereof recorded in Volume 9534, Pages 204-205, Deed and Plat
   Records of Bexar County, Texas;.



                  LEGAL DESCRIPTION OF PROPERTY


A 1.545 acre (67,300 square feet) tract of land, being out of the B.B.B. and C.R.R. Survey No. 400, Abstract 99, County Block 4767, consisting of Lot 14, Block 1, New City Block 16841, Huebner Oaks Commons Unit 2, in the City of San Antonio, Bexar County, Texas according to the plat thereof recorded in Volume 9534, Page 204 and 205 of the Deed and Plat Records of Bexar County, Texas, and being more particularly described by metes and bounds as follows:

COMMENCING:    At  a  found 1/2" iron rod with yellow cap  marked
               "Pape-Dawson," said point being the southwest corner of Lot 12, Block 1, New City Block 16841,
               Huebner Oaks Commons Unit 2 as recorded in  Volume
               9534, Page 204 and 205, said point also being on the east right-of-way of interstate Highway 10, an expressway with a variable width right-of-way.

THENCE: N 54 28 52 W, along said east right-of-way of Interstate Highway 10, a distance of 66.48 feet, to a found 1/2" iron rod with yellow cap marked "Pape-Dawson," for the POINT OF BEGINNING and the south corner of this tract:

THENCE: N 54 28 52 W, a distance of 150.34 feet along said east right-of-way line of Interstate Highway 10, to a found 1/2" iron rod with yellow cap marked "Pape-Dawson," for the point of curvature of a curve to the right.

THENCE: Continuing along said Interstate Highway 10 with said curve to the right having a radius of 2748.75 feet, a central angle of 02 02 15, a chord bearing and distance of N 53 23 14 W, 100.15 feet, and an arc length of 100.15 feet in a found 1/2" iron rod with yellow cap marked "Pape-Dawson," for the north west corner of this tract, said point also being the south corner of Lot 13, as recorded in the aforementioned Huebner Oaks Commons Unit 2.

THENCE: N 43 40 21 E, departing said east right-of-way line of Interstate Highway 10, along the common property line of Lot 13 and this tract, a distance of 426.65 feet to a found 1/2" iron rod with yellow cap marked "Pape-Dawson," for the north corner of this tract, said point also being on the southwest property line of Lot 12 as recorded in the aforementioned Huebner Oaks Commons Unit 2.

THENCE: S 45 51 53 E, departing said common line of Lots 13 and 14, along the common property line of Lot 12 and this tract a distance of 73.50 feet, to a found 1/2" iron rod with yellow cap marked "Pape-Dawson,".

THENCE: S 43 40 21 W, along said common property line, a distance of 159.42 feet to a found 1/2" iron rod with yellow cap marked "Pape-Dawson" for an interior corner of this tract and a southwesterly corner of said Lot 12;

THENCE: S 45 50 51 E, continuing along said commons property line, a distance of 139.26 feet to a found 1/2" iron rod with yellow cap marked "Pape-Dawson," for the east corner of this tract and an interior southwesterly corner of said Lot 12, and point of curvature of a non-tangent curve to the left;

THENCE: With said curve to the left having a radial bearing of S 40 14 09 E, a radius of 459.29 feet, central angle of 29 34 26, a chord bearing and istance of S 34 58 38 W, 234.45 feet and an arc length of 237.07 feet to the POINT OF BEGINNING and containing 1.545 acres of land in the City of San Antonio, Bexar County, Texas